JAMES G. BURNS, B.Sc., P.Eng.
                          190 Graye Crescent
                      Timmins, Ontario, P4N 8K8


October 10, 2003

Tamarack Ventures, Inc.
21 Falcon Avenue, Box 1135
Manitouwadge, Ontario
P0T 2C0

Dear Sirs:

This letter will constitute my permission for Tamarack Ventures Inc. to use, reference and file my geological report dated June 27, 2003 entitled "Geological Report for the Percy Lake Property, Moggy Township, Sault Ste. Marie Mining Division, Ontario" for any purposes normal to the business of Tamarack Ventures, Inc. This shall include use of the report in conjunction with the filing of a registration statement on Form SB-2 with the United States Securities & Exchange Commission.

Yours truly,

/s/ James Burns


JAMES G. BURNS